Exhibit 16.1

UHY LLP 1185 Avenue of the Americas 38th Floor New York, NY 10036 (212) 381-4700 uhy-us.com

December 29, 2025

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549-7561

Re: Intercont (Cayman) Limited

Commission File Number: 001-42571

Commissioners:

We have read the statements made by Intercont (Cayman) Limited under Form 6-K dated December 29, 2025, in which we were informed of our dismissal on December 23, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Intercont (Cayman) Limited contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

/s/ UHY LLP
UHY LLP

An independent member of UHY International